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                                                                    EXHIBIT 10.5


                                 July 1, 1999


Mr. Andrew Filipowski
divine interVentures, inc.
676 North Michigan Avenue, Ste 3410
Chicago, Illinois 60611


Re:       Blackhawk LLC (hereinafter referred to as the "Company")

Dear Mr. Filipowski:

     The Company owns the property located at and commonly known as 1132 Blackhawk Street, Chicago, Illinois (hereinafter referred to as the "Property"), which comprises an area of approximately Three Hundred Thirty Seven Thousand Seven Hundred Eighty Eight (337,788) square feet of land and is currently improved with a building containing approximately Two Hundred Twenty Thousand (220,000) square feet of rentable space (hereinafter referred to as the "Building").

     The Company is an Illinois Limited Liability Company whose Managers are W. Harris Smith (hereinafter referred to as "Bill") and David R. Kahnweiler (hereinafter referred to as "Kahny").

     The Company plans to rehabilitate and expand the Building. This letter will set forth the terms under which you agree to purchase a one-third (1/3) interest in the Company and obtain, on behalf of an entity owned or controlled by you, an option to lease the Property.

     1.   Purchase of Interest. You hereby agree to purchase three percent (3%)
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of the membership interests in the Company (hereinafter referred to as the
"Interest") on the terms and conditions set forth in this letter. You may assign your Interest to the Tenant, as hereinafter defined, provided however, notwithstanding said Assignment, you will personally execute the documents and enter into the agreements described and contemplated in paragraph 4(b) hereof, provided however, we shall use good faith efforts to obtain the consent of any applicable lender to permit Tenant to enter into agreements described and contemplated in paragraph 4(b) hereof instead of you, provided further, that the Tenant shall have a verifiable net worth in excess of Fifty Million Dollars and No Cents ($50,000,000.00) and be acceptable to said lender. The parties shall, within ten (10) days of the execution of this letter, enter into a Purchase and Sale Agreement with respect to the Interests.

     2.   Time of Purchase. You shall consummate the purchase of the Interest
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upon three (3) days prior written notice by you to the undersigned at any time after the date hereof, and, absent such notice on November 15, 1999 (hereinafter referred to as the "Closing Date").
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     3.   Purchase Price. The purchase price for the Interest shall be Thirty
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Eight Thousand Six Hundred Eighty Dollars and No Cents ($38,680.00) (hereinafter referred to as the "Purchase Price") and shall be payable in full on the Closing Date.

     All payments to be made hereunder, and under Paragraph 9, below shall be made by wire transfer of good and immediately available funds to an account or accounts specified by the Company. The Purchase Price (or, at the option of the Company, the right to receive the Purchase Price) shall be distributed to the current members of the Company according to their membership interests in the Company as of the date hereof.

     4.   Operating Agreement. Upon your Purchase of the Interest, the Company's
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operating agreement (hereinafter referred to as the "Operating Agreement") shall be amended and restated, and you shall execute the same on the Closing Date, to provide the same terms and conditions as currently provided but shall contain the following additional provisions:

     (a) The managers of the Company shall be Kahny, Bill and you, with all major decisions related to the operation and management of the Company requiring the consent of all of the Company's managers.

     (b) The Company has entered into a Construction Loan Agreement with LaSalle National Bank, as lender (hereinafter referred to as "Bank") dated April 22, 1999 to provide the Company Eleven Million Three Hundred Thousand Dollars and No Cents ($11,300,000.00) of financing, (hereinafter referred to as the "Loan") along with various documents to evidence and secure the aforedescribed loan, copies of which have been provided to you (hereinafter referred to as the "Loan Docs"). The Loan Docs include: (i) a Limited Guaranty, (ii) a Guaranty of Completion, and (iii) an Environmental Indemnity Agreement (hereinafter collectively referred to as the "Guaranties") whereby Kahny and Bill have, jointly and severally made various guarantees, indemnities and representations to the Bank in connection with the Loan. Concurrently with your purchase of the Interest you shall execute such instruments as are reasonably required by the Company or the Bank, or both, to join Bill and Kahny under the Guarantys or, at the option of Kahny and Bill, to indemnify Kahny and Bill with respect to any liability they incur pursuant to the Guaranties, to provide the same liability as if you were jointly and severally liable with Bill and Kahny under the Guaranties. Furthermore, in the event that the Company determines that additional or replacement debt is required for the business of the Company, and same requires that personal guarantees, indemnities or representations of the managers of the Company, you shall join Kahny and Bill in same, subject to the contribution provisions of the Blackhawk LLC Operating Agreement.

     (c) Net cash flow from operation of the Property shall be distributed, after paying for such reserves as are determined by the managers of the Company to be necessary

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          or appropriate, to the members of the Company in accordance with their respective membership interests in the Company.

     (d) The tax matters partner of the Company shall be one of the Managers of the Company as determined by the Managers.

     (e) Net Cash Proceeds, as defined in the current operating agreement shall be distributed as follows:

          (i) First to the repayment of any Member Loans, as defined in the existing operating agreement, including interest accrued thereon;

          (ii) Second, any remaining amount shall be distributed to the then members of the Company in accordance with their respective membership interests in the Company.

     (f) The managers may require that all members contribute additional capital to the Company.

     (g) The remedies for failure of a member to make a required additional capital contribution to the Company contained in the present operating agreement of the Company shall be contained in the Operating Agreement.

     (h) Except with the prior consent of the managers of the Company or pursuant to Paragraph 1 hereof, no member may sell, transfer, encumber or otherwise convey all or any part of his interest in the Company provided that you and Kahny agree not to unreasonably withhold consent to any transfer of an interest in the Company of any Member identified in Section "B" of the signature section to the existing operating agreement, Bill and you agree not to unreasonably withhold consent to any transfer of an interest in the Company of any Member identified in Section "A" of the signature section to the existing agreement, and Bill and Kahny agree not to unreasonably withhold consent to any transfer of an interest in the Company by you.

     5.   Construction, Management and Leasing. You hereby acknowledge and
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agree that: (a) construction and rehabilitation of the Building and other initial improvements on the Property will be performed by Wooton Construction Inc., a company owned and controlled by Bill pursuant to a "Cost Plus" construction contract which shall provide for payment to the contractor of all costs and expenses incurred in connection with such construction plus a fee of four percent (4%) of the amounts of such costs and expenses; and (b) leasing and management of the Property will be handled by Colliers, Bennett & Kahnweiler (hereinafter referred to as "CBK"), a company owned or controlled by Kahny provided, however, that the Management Fee payable to CBK or its affiliates shall not exceed one percent (1%) of Base Rents. In the event the Lease, as

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hereinafter defined, is entered into, the Company shall pay a commission to CBK in an amount equal to three and one-half percent (3.5%) of all Base Rent payable during the first ten (10) years of the term of the Lease.

     6.   Option to Lease. In consideration of the sum of FIFTY THOUSAND AND
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NO/ 100 DOLLARS ($50,000.00) (hereinafter referred to as the "First Fee") to be paid to the Company upon execution hereof, the Company hereby grants to divine interVentures, inc. (hereinafter referred to as the "Tenant") an option (hereinafter referred to as the "Option") to enter into the Lease, as described in Paragraph 7 hereof, on or prior to July 31, 1999 (said date is hereinafter referred to as the "End of the Option". Tenant may extend the End of the Option for seven (7) additional calendar months upon payment of an additional amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) to the Company for each such extension, on or before: (i) August 1, 1999, with respect to an extension of the End of the Option to August 31, 1999; (ii) September 1, 1999, with respect to an extension of the End of the Option to September 30, 1999; (iii) October 1, 1999 with respect to an extension of the End of the Option to October 31, 1999; (iv) November 1, 1999 with respect to an extension of the End of the Option to November 30, 1999; (v) December 1, 1999 with respect to an extension of the End of the Option to December 31, 1999; (vi) January 1, 2000 with respect to an extension of the End of the Option to January 31, 2000; and (vii) February 1, 2000 with respect to an extension of the End of the Option to February 28, 2000 (the aggregate additional amounts so paid is hereinafter referred to as the "Additional Fee," and the sum of the Additional Fee and the First Fee is hereinafter referred to as the "Fee"). In the event that Tenant fails to pay any monthly installment of the Additional Fee in a timely manner: the Tenant shall be deemed to have elected to not exercise the Option and all previously paid installments of the Fee shall be deemed to be forfeited to the Company. In the event that the Tenant exercises the Option, the Fee shall be returned to Tenant. Furthermore, you agree that, in further consideration of the grant of the Option and provided that the Tenant does not enter into the Lease or purchase the Property on or before February 28, 2000, Tenant shall, within five (5) days after demand therefor by the Company, pay Two Hundred Thousand Dollars and No Cents ($200,000.00) (the "Building Material Loss Fee") to the Company. Additionally, in further consideration of the grant of the Option; (i) Tenant shall pay all design and engineering fees and costs incurred with respect to the proposed renovation of the Property for the Tenant presentation of invoices therefor; and (ii) should the Tenant not enter into the Lease Tenant shall pay a design supervision fee of One Hundred Thousand Dollars and No Cents ($100,000.00) payable on February 28, 2000 to Wooton Construction Inc., provided however, that should the Tenant enter into the Lease as aforesaid, the Company shall reimburse the sums set forth in clause (i) of this sentence to Tenant and same shall be deemed an expense to renovate the Property.

     7.   Lease. The Company and the Tenant which shall be an entity controlled
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by you shall, upon your exercise of the Option enter into an absolute "net"
lease of the Property (hereinafter referred to as the "Lease") which shall be for a twenty (20) year term and shall provide for the following rent:

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          (a)  Base Rent (exclusive of Tenant's obligation to pay all operating expenses, including all costs of maintenance and repair, insurance and real estate taxes with respect to the Property) shall be an initial annual amount equal to ONE MILLION SIX HUNDRED EIGHTY-SIX THOUSAND THREE HUNDRED AND 00/100 DOLLARS ($1,686,300.00) (determined by multiplying FIFTEEN MILLION THREE HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS ($15,330,000.00) by eleven (11%). The Base Rent shall be increased Two Percent (2%) annually.

          (b) In addition to Base Rent, Tenant shall pay additional rent in an amount equal to the monthly amount necessary to fully amortize the amount by which the Building Cost, as hereinafter defined is in excess of FIFTEEN MILLION THREE HUNDRED THIRTY THOUSAND AND 00/100 DOLLARS ($15,330,000.00) over the initial twenty (20) year term of the Lease together with interest thereon at an annual rate equal to the Company's cost of funds plus One Hundred (100) basis points. The term "Building Cost" when used herein shall mean the sum of (i) all costs and expenses incurred by the Company to renovate the Property and construct any improvements thereon, including, but not limited to all soft costs incurred in connection therewith, such as costs of financing, professional fees, security and building expenses incurred during the construction period; and (ii) Eight Million Two Hundred Fifty Thousand Dollars and No Cents ($8,250,000.00).

          (c) The Tenant shall provide credit enhancement to secure its obligations under the Lease.

          (d) The Tenant shall be granted an Option to Purchase the Property at the end of the tenth (10th) year of the Lease Term, provided that the Tenant and the Company agree upon the price to be paid for such purchase prior to the execution of the Lease and provided that the Tenant: (i) is current and not in default at the time of exercise of such option and the time of purchase; (ii) exercises such option at least one (1) year in advance of the purchase; and
               (iii) Tenant shall pay to the Company earnest money in the amount of Five Percent (5%) of the purchase price at time of such exercise.

     8.   Brokers. You and the Company acknowledge that Colliers, Bennett &
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Kahnweiler Inc. acted as the sole broker in connection with the Lease and that each party will pay (and indemnify the other party against claims for) any and all fees and commissions of any other brokers based on dealings with such brokers by the indemnifying party.

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     9.   Options to Purchase Additional Membership Interests.
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          (a)  The Company shall have the option (hereinafter referred to as the
               "Company Option"), exercised by delivery to you of a written notice (hereinafter referred to as the "Exercise Notice") of such exercise on or before April 30, 2000, to require you to purchase an additional thirty and thirty three one hundredths percent (30.33%) of the membership interests in the Company (hereinafter referred to as the "Additional Interest"). The purchase price for the Additional Interest shall be One Million Two Hundred Fifty Thousand Six Hundred Fifty Three Dollars and No Cents ($1,250,653.00) (hereinafter referred to as the "Additional Interest Purchase Price") and shall be due and payable by you to the Company on a date specified in the Exercise Notice which shall be at least five (5) days after the date the Exercise
               Notice is delivered to you. The Additional Interest Purchase
               Price (or, at the option of the Company, the right to receive the Additional Interest Purchase Price) shall be distributed to the now current members of the Company according to their membership interests in the Company as of the date hereof.

          (b) In the event the Company does not exercise the Company Option as set forth in Paragraph 9(a) above, you shall have the option (hereinafter referred to as the "Purchase Option"), exercised by delivery to the Company of a written notice (hereinafter referred to as the "Purchase Option Notice") after April 30, 2000 but before June 1, 2000, to purchase the Additional Interest for the Additional Interest Purchase Price. Payment of the Additional Interest Purchase Price pursuant to your exercise of the Purchase Price shall be made at the time you deliver the Purchase Option Notice to the Company. The Additional Interest Purchase Price (or, at the option of the Company, the right to receive the Additional Interest Purchase Price) shall be distributed to the now current members of the Company according to their membership interests in the Company as of the date hereof.

     10.  Immediate Option to Purchase. Notwithstanding anything else contained
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in this Agreement if the Tenant has exercised the Option, and on or before the
End of the Option: (i) Bill or Kahny are unsatisfied with the conditions of the financing (both construction and permanent) available to provide funds for the rehabilitation and expansion of the Building for the Tenant's use and provide you with notice of same; or (ii) Tenant is unsatisfied with the credit enhancement condition set forth in Paragraph 7 c., hereof, Tenant may, in either event, elect to purchase the Property from the Company by written notice to the Company within two (2) business days after the End of the Option in its present condition at a price equal to Nine Million Seven Hundred Fifty Thousand Dollars and No Cents ($9,750,000.00) plus all costs and expenses expended by the Company relating to the Property after July 1, 1999. Within five (5) days of said exercise

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Tenant shall deposit with the Company earnest money in the amount of Six Hundred
Thousand Dollars and No Cents ($600,000.00), and shall provide for consummation of the aforesaid purchase and sale within thirty (30) days of the exercise of said option to purchase the Property. In the event of such purchase, Tenant shall purchase the property in an absolute "as is" condition. Real estate taxes and other expenses of the Property shall be prorated as of the consummation of such purchase, and the Company shall provide Tenant with a policy of title insurance in the same form, as the Company now holds with respect to the Property at the time of the purchase. All normal costs of sale shall be allocated pursuant to local custom.

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     11.  Acceptance. Kindly execute the enclosed copy of this letter to
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evidence your agreement hereto and concurrently pay all currently due installments of the Fee.


                                    Very truly yours,

                                    Blackhawk LLC



                                    By: /s/ David Kahnweiler
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                                        David Kahnweiler, Manager


                                    By: /s/ W. Harris Smith
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                                        W. Harris Smith, Manager


The undersigned hereby agree to the foregoing as of the 1st day of July, 1999.


/s/ Andrew Filipowski
--------------------------------
Andrew Filipowski



divine interVentures, inc.,
a Delaware corporation


By: /s/ R.W. POWELL
    ----------------------------

Name: R.W. Powell
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Title: Executive Vice President
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